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                                                                      Exhibit 5

               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

                                                                   July 10, 1999


Board of Directors
Red Roof Inns, Inc.
4355 Davidson, Road
Hilliard, OH 430269-2491

Members of the Board:

We understand that Red Roof Inns (the "Company"), Accor, S.A. ("Buyer") and RRI Acquisition Corp., a wholly owned subsidiary of Accor ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated July 10, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock") for $22.75 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of Common stock other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $22.75 per share in cash. We note that pursuant to the Tender and Voting Agreement dated July 10, 1999 (the "Tender Agreement") between the Morgan Stanley Real Estate Fund, L.P., Morgan Stanley Co-Investment Partnership II, L.P., and Morgan Stanley Investment Management, Inc. (collectively, the "MSREF Entities") and Buyer, the MSREF Entities have agreed to tender all of their 18.4 million owned shares, or approximately 68.3% of the outstanding shares of Common Stock in the Tender Offer. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Tender Agreement and Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.
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For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) analyzed certain financial projections prepared by the management of the Company;

(iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v)    reviewed the reported prices and trading activity for the Common Stock;

(vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

(vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii) participated in discussions and negotiations among representatives of the Company and Buyer (and certain other parties during the term of our engagement as the Company's financial advisor) and their financial and legal advisors;

(ix) reviewed the Merger Agreement and Tender Agreement and certain related documents; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.


We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We


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have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. Additionally, Morgan Stanley & Co., Incorporated is affiliated with the MSREF Entities, which is a majority shareholder of the Company, with control of five of eight board seats. Since January 1998, we have provided financial advisory services to the Company, but have not, as of the date hereof, received any fees for our services.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED



                                        By: /s/ MAHMOUD MAMDANI
                                           --------------------------------
                                             Mahmoud Mamdani
                                             Managing Director